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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dova Pharmaceuticals, Inc.:

        We consent to the use of our report incorporated by reference herein and to the references to our firm under the heading "Experts" in the base prospectus and sales agreement prospectus.

        Our report dated February 16, 2018 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, which raises substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Richmond, Virginia
July 27, 2018

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm